FIRST AMENDMENT TO MULTI-TENANT COMMERCIAL/INDUSTRIAL LEASE (NNN)

This FIRST AMENDMENT TO MULTI-TENANT COMMERCIAL/INDUSTRIAL LEASE (NNN) ("Amendment") is made as of April           , 2021, by and between CRP/CAPROCK INTERCHANGE INDUSTRIAL OWNER, L.L.C., a Delaware limited liability company ("Landlord"), and BOXABL, INC., a Nevada corporation ("Tenant"), with reference to the facts set forth in the Recitals below.

R E C I T A L S:

A.Landlord (as successor-in-interest to CRPF IV CENTENNIAL, LLC, a Delaware limited liability company) and Tenant are parties to that certain Multi-Tenant Commercial/Industrial Lease (NNN) dated December            , 2020 (the "Lease"), whereby Tenant currently leases from Landlord certain Premises, as more particularly described in the Lease, as amended hereby.

B.The parties desire to amend the Lease in order to: (i) correct the Landlord entity name (erroneously identified in the Lease); (ii) update the address of the Building and correct the square footage of the Premises; (iii) correct the Expiration Date as set forth below; (iv) modify the scope of the Tenant Improvements and make other related changes; and (v) make such other modifications to the Lease as set forth herein.

C.Defined terms which are used in this Amendment without definition have the meanings given to them in the Lease.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Landlord Identity. Tenant acknowledges and agrees that Landlord's name was erroneously identified in the Lease as "CRPF IV CENTENNIAL, LLC, a Delaware limited liability company" and is hereby corrected to "CRP/CAPROCK INTERCHANGE INDUSTRIAL OWNER, L.L.C., a Delaware limited liability company". As of the date hereof, all references herein and in the Lease to "Landlord" shall mean and refer to CRP/CAPROCK INTERCHANGE INDUSTRIAL OWNER, L.L.C., a Delaware limited liability company".

2.Expiration Date. The Expiration Date of the Lease was erroneously identified as August 31, 2026, and Landlord and Tenant hereby agree that the Expiration Date is September 30, 2026 for all purposes under the Lease.

3.Building Address. The address of the Building has been updated to 5345 E North Belt Road, North Las Vegas, NV 89115, and Landlord and Tenant hereby agree that all references to "East Centennial Parkway" in the Lease are hereby amended to mean "E North Belt Road."

4.Rentable Area of the Premises. The rentable area of the Premises was erroneously identified as 173,720 rentable square feet, and Landlord and Tenant hereby agree that the Premises consists of approximately 174,250 rentable square feet.

5.Rentable Area of the Project. The rentable area of the Project was erroneously identified as 683,436 rentable square feet, and Landlord and Tenant hereby agree that the Project consists of approximately 684,589 rentable square feet. Accordingly, Tenant's Percentage is hereby amended to be 25.45%, and Tenant's monthly Percentage of Operating Expenses is estimated to be $19,167.50.

6.Monthly Base Rent. The table set forth in Section 1.8 of the Lease is hereby deleted in its entirety and is replaced with the following:

Lease Months	Monthly Base Rent
01-12	$87,996.25*
13-24	$90,636.14
25-36	$93,355.22
37-48	$96,155.88
49-60	$99,040.55
61-65	$102,011.77

*See Section 1.8 of the Lease.

7.Tenant Improvements. The Tenant Improvements, as defined in the Work Letter and described in the Plans attached thereto as Schedule "1" are hereby amended to mean the work more particularly described in: (a) Lee Sakahara construction documents dated February 11, 2021 and the Lee Sakahara equipment package dated February 22, 2021, as may be amended, supplemented or otherwise modified from time to time, and (b) that certain Standard Form of Agreement Between Owner and Contractor dated April 1, 2021 by and between Landlord and Martin Harris Construction, LLC ("MH"), as may be amended, supplemented or otherwise modified from time to time by amendment, change order or otherwise. All references to the Tenant Improvements contained in the Lease are hereby amended to mean the Tenant Improvements described herein.

8.Outside Date. The "Outside Date" as defined in Section 3(b) of the Work Letter is hereby amended to mean October 31, 2021.

9.Tenant Delays. The term "Tenant Delays" as defined in Section 4 of the Work Letter is hereby amended to include Tenant's failure to fund any sums required by the Escrow Amendment (as defined below).

10.Tenant Allowance. Section 7 of the Work Letter is hereby deleted in its entirety.

11.Construction Escrow Agreement. Landlord and Tenant hereby agree that the change in the scope of the Tenant Improvements, as described in Section 6 hereof, will result in additional costs that were not originally contemplated by the Lease. The parties have agreed to allocate the costs and to deposit certain funds into a construction escrow account, all in accordance with an amendment to that certain Construction Loan Disbursing Agreement dated as of October 31, 2019, by and among First American Title Insurance Company - NCS, BMO Harris Bank N.A., Landlord and MH (the "Escrow Amendment"), the form of which is attached hereto as Exhibit "A." Concurrently with the execution of this Amendment, Landlord and Tenant shall execute and deliver the Escrow Amendment, and shall, within two (2) business days thereafter, fund into the escrow account established thereby such amounts as are set forth therein.

12.Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

13.Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

14.No Other Modifications. Except as modified in this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one in the same Amendment. To the extent of a conflict between the terms of the Lease and this Amendment, this Amendment shall prevail. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[Remainder of page left intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TENANT:

BOXABL, INC.,

a Nevada corporation

By:_________________________________
Name:______________________________
Title:_______________________________

LANDLORD:

CRP/CAPROCK INTERCHANGE INDUSTRIAL OWNER, L.L.C.,

a Delaware limited liability company

By:CRP/CapRock Interchange Industrial Venture, L.L.C., a
Delaware limited liability company,
its sole member

By:CRPF IV Centennial, LLC,
a Delaware limited liability company,
its authorized member

By:________________________________

Name: _____________________________

Title: ______________________________

EXHIBIT "A"

CONSTRUCTION ESCROW AMENDMENT/AGREEMENT

(See attached.)

FIRST AMENDMENT TO
CONSTRUCTION LOAN DISBURSING AGREEMENT

This FIRST AMENDMENT TO CONSTRUCTION LOAN DISBURSING AGREEMENT (this “Amendment”) is entered into as of April 27, 2021 (the “Effective Date”) by and among First American Title Insurance Company - NCS (“Escrow Agent”), BMO Harris Bank N.A. (“Lender”), CRP/CapRock Interchange industrial Owner, L.L.C. (“Owner”), Martin Harris Construction (“MH”), and Boxabl, Inc. (“Tenant”), with reference to NCS File#                      (the “Escrow”). Escrow Agent, Lender, MH, Owner and Tenant may be referred to individually herein as a “Party” and collectively, as the “Parties.”

RECITALS

A.Escrow Agent, Lender, Owner and MH are parties to that certain Construction Loan Disbursing Agreement dated as of October 31, 2019 (the “Escrow Agreement”). Capitalized terms used without definition herein shall have the meaning ascribed to such terms in the Escrow Agreement.

B.Pursuant to the Escrow Agreement, Lender is, and has been, funding certain Advances to the Escrow to fund construction of the Project pursuant to the Construction Loan Agreement.

C.Owner and Tenant are parties to that certain Multi-Tenant Commercial/Industrial Lease (NNN) dated December 29, 2020 (as may be amended from time to time, the “Lease”), whereby Tenant leases from Owner a portion of the Project, as more particularly described in the Lease (the “Premises”).

D.Pursuant to the Lease, Owner has agreed to cause ce1tain tenant improvements to be constructed on or about the Premises (the “Tenant Improvements”). In furtherance thereof, Owner has entered into that certain Standard Form of Agreement Between Owner and Contractor dated April 1, 2021 with MH, pursuant to which MH has been, and will continue to, construct the Tenant Improvements.

E.A portion of the Tenant Improvements will be funded with proceeds of the Construction Loan, and a portion of the Tenant Improvements will be funded with additional capital to be contributed by Owner and Tenant.

F.Accordingly, the Parties wish to establish a sub-escrow account (the “Sub-Escrow”) to fund the Tenant Improvements, which Sub-Escrow shall be administered in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.Sub-Escrow: Initial Funding.

(a)Concurrently with the Effective Date, Escrow Agent shall establish the Sub-Escrow, which is being established to segregate the funds required for the Tenant Improvements (the “TI Funds”) from the Advances for the balance of the Project under the Escrow Agreement.

(b)Within two (2) business days following the Effective Date, Owner shall deposit into the Sub- Escrow the amount of Five Hundred Thirty-Six Thousand Seven Hundred Ninety-Four and 80/100 Dollars ($536,794.80) (the “Owner Funds”), and Tenant shall deposit into the Sub-Escrow the amount of One Million Five Hundred Seventy Five Thousand Four Hundred Thirty Four and 21/100 Dollars ($1,575,434.21) (the “Tenant Funds”).

2.Order of Disbursement: Additional Construction Loan Advances. It is the intent of the Parties that the Tenant Improvements shall be funded first from the Construction Loan, in an amount not to exceed One Million Three Hundred Fifty-One Thousand Five Hundred Forty-One and 60/100 Dollars ($1,351,541.60) (the “Lender Funds”) in the aggregate, second from the Owner Funds and third from the Tenant Funds. Accordingly, at the request of Owner and subject to Owner's satisfaction of all terms, conditions, requirements and provisions of the Construction Loan Agreement, including, without limitation, Section 10 of Schedule 2.1 of the Construction Loan Agreement, and upon satisfaction of the conditions for disbursement set forth below, and otherwise in accordance with the Escrow Agreement, Lender shall fund Advances to the Sub-Escrow as needed to pay for the Tenant Improvements. Notwithstanding anything to the contrary, Lender shall be under no obligation to deposit any proceeds of the Construction Loan into the Sub-Escrow unless all requirements of the Construction Loan Agreement, including, without limitation, Schedule 2.1 of the Construction Loan Agreement, shall have been satisfied and Lender shall only be required to disburse proceeds in the manner and frequency contemplated by the Construction Loan Agreement. At such time as the Lender Funds have been depleted, disbursements shall thereafter be made from the Owner Funds, until such time as the Owner Funds have been depleted, and thereafter disbursements shall be made from Tenant Funds.

3.Change Orders. In the event a change order is requested, Tenant shall deposit additional funds into the Sub-Escrow in an amount sufficient to cover the incremental change in the cost of the Tenant Improvements resulting from such change order (the “Additional Tenant Funds”). Tenant's depositing of the Additional Tenant Funds shall be a further condition to any disbursement of TI Funds, and any Additional Tenant Funds shall be deemed part of the Tenant Funds.

4.Conditions of Disbursement. The TI Funds shall be disbursed in accordance with the Escrow Agreement, including, without limitation Section 4 thereof.

5.Fees. Escrow Agent's fees in connection with this Sub-Escrow shall include a one-time $500 file set up fee and, to the extent (a) the $750 draw fee is not otherwise being charged pursuant to the Escrow Agreement and (b) a disbursement is being made only from Owner Funds and/or Tenant Funds, a $500 draw fee (each, a “Sub-Escrow Draw Fee”). At the conclusion of any draw which incurs a Sub-Escrow Draw Fee hereunder, Escrow Agent shall invoice Owner for payment of the applicable Sub-Escrow Draw Fee, and following Owner's payment of the applicable Sub-Escrow Draw Fee, Tenant shall promptly reimburse Owner for fifty percent (50%) of each such Sub-Escrow Draw Fee.

6.Full Force and Effect. The Escrow Agreement, as modified by this Amendment, shall constitute the entire agreement of the parties with respect to the subject matter of this agreement. The Escrow Agreement, as amended by this Amendment, shall remain unchanged and continue in full force and effect. Except as modified by this Amendment, the remaining terms of the Escrow Agreement shall remain in full force and effect.

7.Counterparts: Execution by Facsimile. This Amendment may be signed by the parties in two or more counterparts which, when taken together, shall constitute one and the same instrument. This Amendment may also be delivered via facsimile or electronic transmission with the same force and effect as if originally executed copies of this Amendment were delivered to all parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

IN WITNESS WHEREOF, the Patties have executed this Amendment as of the date first above written.